UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

TOPSPIN MEDICAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Global Park 2 Yodfat Street, Third Floor North Industrial Area Lod 71291 Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-8-9200033

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 6, Topspin Medical Inc. (the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) to report that the Ziv Haft Trust Company, the co-trustee (“Co-Trustee”) under the indenture, as amended (the “Indenture”) governing the Series A Bonds issued by the Company in October 2006 gave formal notice that an event of default (“Default”) had occurred and that a meeting of the holders of the Series A Bonds (the “Bondholders”) was to be held on June 12, 2008 to discuss possible resolutions of the alleged Default. The Form 8-K also reported that, in response to the Default declaration, the Company initiated an action for declaratory relief in the Court of Chancery of the State of Delaware (the “Petition”) seeking that court’s ruling that the Company’s actions did not constitute a Default under the Indenture. The Petition was withdrawn on July 8, 2008.

Following the withdrawal of the Petition, the Company and the Co-Trustee, acting on behalf of the Bondholders, have executed on July 13, 2008, a settlement agreement (the “Settlement Agreement”), pursuant to which, subject to approval of an Israeli court (the “Court”), the Indenture will be amended such that in consideration of each NIS 1 par value of the Series A Bonds, each holder of the Series A Bonds will be entitled to receive 9 Common Shares of the Company and the sum of NIS 0.25 in cash (the “Conversion”). The Conversion will be effective 4 trading days after the satisfaction of certain conditions outlined in the Settlement Agreement, including the approval of the Settlement Agreement by the Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: July 22, 2008	By:	/s/ Tami Sharbit-Bachar

Name: Tami Sharbit-Bachar
Title: Chief Financial Officer